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                                                                     EXHIBIT 5.1

                                August 25, 1998

E*TRADE Group, Inc.
Four Embarcadero Plaza
2400 Geng Road
Palo Alto, CA  94303

            Re: Registration Statement for Offering of an Aggregate of 306,477 Shares of Common Stock and Related Stock Options

Ladies and Gentlemen:

            We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 306,477 shares of the Common Stock of E*TRADE Group, Inc. (the "Company") issuable under the (i) 1998 Special Nonstatutory Stock Option Plan (60,855 shares), (ii) ShareData, Inc. 1984 Stock Option Plan (97,644 shares) and (iii) ShareData, Inc. Officer and Director Stock Option Plan (147,948 shares) (collectively, the "Option Plans"), as assumed by the Company. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Option Plans, and in accordance with the applicable provisions of the Option Plans, and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable share of the Company's Common Stock.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ BROBECK, PHLEGER & HARRISON LLP
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                              BROBECK, PHLEGER & HARRISON LLP